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                                  EXHIBIT 2.4
                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of December 16, 2000 by and between Spectrum Bancorporation, Inc. ("Spectrum"), an Iowa corporation; and Great Western Securities, Inc. ("Great Western") a Nebraska corporation.

    The boards of directors of the respective corporations deem it desirable and in the best interests of their respective corporations and shareholders that Great Western merge into Spectrum (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement.

    NOW, THEREFORE, in consideration of the mutual covenants, undertakings, representations and warranties contained herein, the parties agree as follows:

                                 I. THE MERGER

    1.01  THE MERGER.  Subject to the terms and conditions of this Agreement:

          (a) Great Western shall be merged with and into Spectrum in accordance with Sections 490.1101 and 490.1107 of the Iowa Business Corporation Act, and Sections 21-20,128 and 21-20,134 of the Nebraska Corporations Act, with Spectrum being the surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation"), and the separate existence of Great Western shall cease. The Merger shall become effective when a properly executed Certificate of Merger (together with any other documents required by law to effectuate the Merger) shall be filed and recorded in the office of the Secretary of State of Nebraska and the Secretary of State of Iowa, which filings and recordings shall be made as soon as possible after the closing of the transactions contemplated by this Agreement. When used in this Agreement, the term "Effective Time" shall mean 10:00 o'clock p.m. Des Moines, Iowa, time on__________,________.

          (b) Pursuant to Section 490.1106 of the Iowa Business Corporation Act, the title to all real estate and other property owned by Spectrum and Great Western shall be vested in the Surviving Corporation without reversion or impairment and the Surviving Corporation shall have all liabilities of each corporation party to the merger.

          (c) The Articles of Incorporation of Spectrum shall be the Articles of Incorporation of the Surviving Corporation.

          (d) The Bylaws of Spectrum shall be the Bylaws of the Surviving Corporation.

    1.02 CONVERSION OF SHARES OF GREAT WESTERN STOCK. As of the Effective Time, by virtue of the Merger without any action on the part of the holders thereof:

          (a) Each share of Preferred Stock of Great Western and each share of Common Stock of Great Western which is owned by Jack K. Harvey ("Harvey") shall be cancelled in exchange for:

           (i) One hundred thousand (100,000) shares of $100 par value Series 3 Non-Voting, Non-Cumulative, Perpetual Preferred Stock of Spectrum, and


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           (ii) Cash of immediately available funds in the amount of
       $55,613,000.

          (b) Each share of Common Stock of Great Western, other than shares owned by Harvey, that is issued and outstanding immediately prior to the Effective Time shall thereupon and without any further action be converted into _______ shares of fully paid and nonassessable Common Stock, $1.00 par value per share, of the Surviving Corporation.

          (c) Each share of Common Stock of Spectrum that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding immediately after the Effective Time to constitute one share of Spectrum Common Stock.

          (d) Each share of the 9,000 shares of Series 1 8% Non-Voting Cumulative Perpetual Preferred stock of Spectrum, $100 par value per share that is issued and outstanding immediately prior to the Effective Time shall remain outstanding.

          (e) Each share of the 8,000 shares of Series 2 10% Non-Voting, $100 Non-Cumulative Perpetual Preferred Stock (the "Preferred Stock") of Spectrum, par value per share that is issued and outstanding immediately prior to the Effective Time shall remain outstanding.

    1.03  EXCHANGE OF SHARE CERTIFICATES.

          (a) As soon as practicable after the Effective Time, the Surviving Corporation shall deliver to Harvey: (i) a certificate representing one hundred thousand (100,000) shares of Series 3 Non-Voting, Non-Cumulative Perpetual Preferred Stock of Surviving Corporation, and (ii) cash or immediately available funds in the amount of $55,613,000, against delivery of certificates representing 312 shares of Great Western Common Stock and 8,000 shares of Preferred Stock owned by Harvey, being all shares of Great Western owned by him, duly executed for transfer in form satisfactory to the Surviving Corporation, and the Great Western certificates so surrendered shall forthwith be cancelled.

          (b) As soon as practicable after the Effective Time, the Surviving Corporation shall deliver to each holder of record (other than Harvey) of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock of Great Western (the "Great Western Certificates") against delivery of such Great Western Certificates, duly executed for transfer in form satisfactory to the Surviving Corporation, certificates representing that number of shares of Common Stock of Surviving Corporation into which the shares represented by the Great Western Certificates so surrendered shall have been converted pursuant to the provisions of this Article I, and the Great Western Certificates so surrendered shall forthwith be cancelled.

         (c) No dividends or other distributions declared with respect to Common Stock of the Surviving Corporation issuable to former holders of Common Stock of Great Western pursuant to the Merger and payable to the holders thereof after the Effective Date shall be paid to any such holder unless and until such holder shall have surrendered such holder's Great Western Certificates and received in exchange therefor certificates representing shares of Common Stock of the Surviving Corporation. After the


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    surrender and exchange of a Great Western Certificate, the holder of certificates for shares of Common Stock of the Surviving Corporation into which the shares represented by the Great Western Certificates shall have been converted shall be entitled to receive any dividends or other distributions, without any interest thereon, which theretofore became payable with respect to the shares represented by such Great Western Certificates.

         (d) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares represented by the Great Western Certificates which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Great Western Certificates are presented to the Surviving Corporation for registration or transfer, they shall be cancelled and exchanged for certificates representing shares of Common Stock of the Surviving Corporation, as provided in this Article I.

    1.04 BOARD OF DIRECTORS AND OFFICERS. At the Effective Time, the directors and officers of Spectrum immediately prior to the Effective Time shall become the directors and officers, respectively, of the Surviving Corporation and shall hold office in accordance with the Surviving Corporation's By-Laws and applicable law.

               II. CONDITIONS, TERMINATION, AMENDMENT AND WAIVER

    2.01 CONDITIONS. Consummation of the Merger and the transactions contemplated hereby shall be subject to:

          (a) Receipt of all regulatory approvals required by law and expiration of all waiting periods imposed by law or order;

          (b) Receipt of requisite approval of the shareholders of the parties hereto; and

          (c) Closing of the purchase by the Surviving Corporation of 26,718 outstanding Common shares of Great Western Bank, Omaha, Nebraska, owned by Harvey, being all shares of Great Western Bank owned by him, for the sum of $2,387,000, which the Surviving Corporation shall pay to Harvey against delivery of certificates representing such shares, duly executed for transfer in form satisfactory to the Surviving Corporation.

    2.02 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

          (a) By mutual consent of the Boards of Directors of the parties hereto; or

          (b) By any party hereto if any event shall have occurred which renders the conditions set forth in Section 2.01 of this Agreement incapable of fulfillment.

    2.03 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 2.02 above, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or their respective officers, directors or shareholders.

    2.04 AMENDMENT. This Agreement may be amended by the parties hereto by action


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taken by their respective Boards of Directors at any time, by an instrument in writing signed on behalf of each of the parties hereto.

    2.05 WAIVER. Any term or provision of this Agreement (other than requirements for regulatory approvals) may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

    2.06 This Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

                            III. GENERAL PROVISIONS

    3.01 CLOSING. Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned, a closing (the "Closing") will be held as soon as practicable after receipt of all regulatory approvals and expiration of all waiting periods, at a location to be agreed upon by the parties hereto. As soon as practicable after the Closing, the Certificate of Merger will be filed for recording with the Secretary of State.

    3.02 BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its duly authorized officers, as of the date first above written.



                                     GREAT WESTERN SECURITIES, INC.

                                     By: /s/ Jack K. Harvey, Chairman
                                     ----------------------------------

                                     By: /s/ Deryl F. Hamann, President
                                     ----------------------------------

Attest:

/s/ Daniel J. Brabec
--------------------
Secretary

                                      SPECTRUM BANCORPORATION, INC.

                                      By: /s/ Daniel A. Hamann, President
                                      -----------------------------------

Attest:

/s/ Daniel J. Brabec
--------------------
Secretary